Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 9, 2020, relating to the consolidated financial statements of Aduro Biotech, Inc. (the “Company”, or Chinook Therapeutics, Inc.), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

San Francisco, California

October 6, 2020